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                           [SACKS & ZWEIG LETTERHEAD]

                                   May 8, 1996

VIA FACSIMILE & U.S. MAIL
     556 1227

Mr. Mark Beychok
Vitafort International Corporation
1800 Avenue of the Stars
Suite 480
Los Angeles, CA  90067

     Re:  PROFESSIONAL SERVICES

Dear Mark:

     This will confirm our understanding and agreement that Vitafort International Corporation will issue 200,000 shares of Vitafort's stock, pursuant to an S-8 Registration as a retainer for work, labor and services which Sacks & Zweig will perform for Vitafort. Please advise when the stock certificate will be issued to Sacks & Zweig.

     Thank you for your kind cooperation in this matter.

                                        Very truly yours,

                                        SACKS & ZWEIG

                                        /s/ LEE SACKS

                                        Lee Sacks

LS:pmc

cc:  Mr. Eloy Ellis
     Michael K. Zweig, Esq.